Exhibit 10.3

LEASE AGREEMENT

[California form]

Dated as of __________, 2024

between

[____________________________],

as the Tenant

and

[______________________],

as the Landlord

TABLE OF CONTENTS

1.	Certain Definitions.	1
2.	Demise of Leased Premises.	1
3.	Title and Condition.	1
4.	Use of Leased Premises; Quiet Enjoyment.	2
5.	Term.	2
6.	Rent.	3
7.	Net Lease; Non-Terminability.	5
8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.	6
9.	Liens; Recording and Title.	7
10.	Indemnification.	8
11.	Maintenance and Repair.	8
12.	Alterations.	9
13.	Condemnation.	10
14.	Insurance.	11
15.	Restoration.	15
16.	Subordination to Financing.	16
17.	Assignment, Subleasing	17
18.	Permitted Contests	18
19.	Conditional Limitations; Default Provisions	19
20.	Additional Rights of Landlord and Tenant	20
21.	Notices.	20
22.	Estoppel Certificates.	21
23.	Surrender and Holding Over	21
24.	No Merger of Title.	22

(i)

25.	Definition of Landlord	22
26.	Hazardous Substances	22
27.	Entry by Landlord.	23
28.	No Usury.	23
29.	Withholdings.	23
30.	Financial Statements.	24
31.	Separability.	24
32.	Miscellaneous	24

EXHIBIT A	Legal Description
EXHIBIT B	Basic Rent
EXHIBIT C	Parent Guaranty
EXHIBIT D	Form of SNDA

APPENDIX A	Definitions

(ii)

LEASE

THIS LEASE (as amended, supplemented or otherwise modified from time to time, this “Lease”) made as of ____________ _____, 2024, by and between [______________, a Delaware limited liability company, as landlord, having an office at [__________________] and [__________________], as tenant, having an office at [________________________].

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1.           Certain Definitions.

All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.

2.           Demise of Leased Premises.

Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.

3.           Title and Condition.

(a)         The Leased Premises are demised and let subject to (i) the Permitted Encumbrances and (ii) the condition of the Leased Premises as of the Commencement Date, without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

(b)         LANDLORD HAS NOT MADE AND WILL NOT MAKE ANY INSPECTION OF ANY OF THE LEASED PREMISES, AND LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Paragraph 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or otherwise.

(c)         Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease as of the date hereof.

(d)    Landlord hereby assigns, without recourse or representation or warranty whatsoever, to Tenant, all Guaranties. Such assignment shall remain in effect until the termination of this Lease, provided that Landlord shall retain the right to enforce the Guaranties in the name of Tenant during the continuance of an Event of Default. Any monies collected by Tenant (net of reasonable out-of-pocket collection expenses) under any of the Guaranties shall be used to effect the replacement or repair with respect to which such monies were claimed. Landlord hereby agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected by this Paragraph 3(d). Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required, provided that, in confirmation of such reassignment, Tenant shall promptly execute and deliver any instrument which Landlord may reasonably request.

4.           Use of Leased Premises; Quiet Enjoyment.

(a)         Tenant may use the Leased Premises as a Facility or for any other lawful purpose, so long as such other lawful purpose would not (i) in Landlord’s reasonable determination, have a material adverse effect on the residual value of the Leased Premises at the end of the Term (after giving effect to Tenant’s return obligations under this Lease), or (ii) materially increase (when compared to use as a Facility) the likelihood that Tenant or Landlord would incur material liability under any provisions of any Environmental Laws. In no event shall the Leased Premises be used for any purpose or in any manner which shall violate any of the provisions of any Permitted Encumbrance or any Record Agreement. Tenant shall, at its expense, timely observe, perform, comply with, make any payments required under, and carry out the provisions of, each Permitted Encumbrance and Record Agreement required therein to be observed and performed by the owner, operator or occupant of the Leased Premises during the Term, including, without limitation, paying any and all assessments for common area maintenance costs.

(b)         Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner that would (i) make void or voidable any insurance that Tenant is required hereunder to maintain in force, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any injury or damage to any of the Improvements, except in connection with Alterations permitted under Paragraph 12.

(c)         Subject to all of the provisions of this Lease, Landlord covenants that neither Landlord, nor any Person claiming by, through or under Landlord, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant, provided that nothing herein shall be deemed to prevent Landlord from pursuing Landlord’s remedies provided for herein as a result of an Event of Default by Tenant hereunder.

5.           Term.

(a)         Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term commencing on the Commencement Date and ending on the Expiration Date.

(b)         Provided no Event of Default then exists, Tenant may extend the term of this Lease for the Renewal Term, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Initial Term. If Tenant properly exercises Tenant’s extension rights hereunder, then, on or before the commencement date of the Renewal Term, Landlord and Tenant shall execute an amendment to this Lease (and ratification to any Guaranty) extending the Term on the same terms provided in this Lease, except as follows: (a) Basic Rent shall be adjusted to the Renewal Rental Rate; (b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and (c) Landlord shall lease to Tenant the Leased Premises in their then-current condition. Tenant’s rights hereunder shall terminate and Tenant shall have no right to renew this Lease if Tenant fails to timely exercise its option hereunder, time being of the essence with respect to Tenant’s exercise thereof.

6.           Rent.

(a)         Tenant shall pay to Landlord, as rent for the Leased Premises during the Term, the Basic Rent in advance, on the Commencement Date and on each Basic Rent Payment Date occurring after the Commencement Date, and shall pay the same by ACH or wire transfer in immediately available federal funds, by 1:00 p.m., New York time on the date due, to such account in such bank as Landlord shall designate from time to time reasonably in advance. In the event that the Commencement Date is a date other than the first Business Day of a calendar month, the Basic Rent due on the Commencement Date shall be an amount equal to the amount of Basic Rent set forth in Exhibit B hereto for the first Basic Rent Payment Date, times 1/30, times the number of days from and including the Commencement Date to and excluding the first day of the following calendar month, and the Basic Rent due on the first Business Day of the month following the month in which the Commencement Date occurs shall be the amount set forth on Exhibit B for the first Basic Rent Payment Date.

(b)         Tenant shall pay and discharge, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for Tenant’s nonpayment or late payment thereof. All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by ACH or wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate from time to time reasonably in advance.

(c)         If any installment of Basic Rent or Additional Rent is not paid when the same is due, Tenant shall pay to Landlord, on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Rate. In addition to the interest payable pursuant to the foregoing sentence, any payment not received by the applicable due date shall incur a late charge in the amount of one percent (1%) of such late payment amount (except to the extent such late charge is prohibited by Applicable Law). Notwithstanding the foregoing, Landlord will waive the late charge (i) with respect to the first (1st) late payment of Rent in any calendar year up to three (3) times during the Initial Term, and (ii) with respect to two (2) additional late payments of Rent during the Renewal Term, if applicable. Tenant and Landlord agree that this late charge represents a reasonable sum (considering all of the circumstances existing on the date of the execution of this Lease) and a fair and reasonable estimate of the costs that Landlord will incur by reason of Tenant’s failure to pay such amounts on time. Tenant and Landlord further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue Basic Rent or Additional Rent payment and shall not prevent Landlord from exercising any of the other rights available hereunder.

(d)         Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

(e)         Anything contained in this Lease to the contrary notwithstanding, Tenant shall not, without Landlord's advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased. assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any person (other than a "taxable REIT subsidiary" (within the meaning of Section 856(1) of the Code) of OSREC) in which Landlord or OSREC owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner, in each case of clauses (i) through (iv), which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 6(e) shall likewise apply to any further subleasing by any subtenant.

(f)         Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another person (including without limitation, a "taxable REIT subsidiary" (within the meaning of Section 856(1) of the Code)) in order to maintain Landlord's status as a "real estate investment trust" (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(g)         Anything contained in this Lease to the contrary notwithstanding. upon request of Landlord. Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant. and provide such documentation and/or information as may be in Tenant's possession or under Tenant's control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of OSREC's "real estate investment trust" (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant's monetary obligations under this Lease or (ii) materially and adversely increase Tenant's nonmonetary obligations under this Lease or (iii) materially diminish Tenant's rights under this Lease or (iv) result in the imposition of any additional material obligation upon Tenant under any Legal Requirement.

(h)         Tenant acknowledges that Landlord's direct or indirect parent may intend to qualify as a "real estate investment trust" (within the meaning of Section 856(a) of the Code). Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Premises, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as "rents from real property" within the meaning of Section 856(d) of the Code.

7.           Net Lease; Non-Terminability.

(a)         Except as otherwise expressly provided in this Lease, this Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term. This is a net lease and, except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent or Additional Rent, and the obligations of Tenant under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following: (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation (except as provided in Paragraph 13), (iii) the prohibition, limitation or restriction of, or interference with, Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title, constructive eviction or otherwise, (v) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of, any of the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of any of the Equipment, or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future Applicable Law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent and Additional Rent shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless expressly provided in this Lease to the contrary or unless this Lease shall have been terminated pursuant to an express provision of this Lease. Notwithstanding the foregoing, Tenant shall have the right to pursue a cause of action against Landlord for actual damages resulting from Landlord’s default under this Lease, it being understood that Tenant shall have no right to set off any such damages against the Basic Rent or Additional Rent payable under this Lease or to exercise any of the other rights waived in Section 7(c) below.

(b)         Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under any Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, provided that if no Event of Default has occurred and is continuing, this Lease is terminated by Landlord under the Federal Bankruptcy Code or such trustee, receiver or liquidator or by any court under the Federal Bankruptcy Code and Tenant is dispossessed of the Leased Premises, Tenant shall have no obligation to pay Basic Rent or any other obligation under this Lease that accrues after such termination and dispossession so long as Tenant has returned the Leased Premises in accordance with the terms of this Lease.

(c)         This Lease is the absolute and unconditional obligation of Tenant. Tenant waives all rights that are not expressly stated or reserved in this Lease but that may now or hereafter otherwise be conferred by law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent or any Additional Rent, and (iii) for any statutory Lien or offset right against Landlord or its property.

(d)         Tenant represents and warrants that Tenant has independently verified that the transaction contemplated by this Lease complies with all regulations applicable to the Tenants business, including without limitation any regulations applicable to the sale of the Property by [Tenant] to Landlord pursuant to that certain [Purchase and Sale Agreement” (the “Sale Agreement”) and subsequent leaseback of the Property by Tenant as contemplated herein (collectively, the “Sale-Leaseback Regulations”).  Tenant has obtained all required regulatory approvals as may be necessary or appropriate in connection with the transaction contemplated by the Sale Agreement and this Lease, and Tenant is entering the transaction contemplated by the Sale Agreement and this Lease solely relying on, and after full review of, their own due diligence and not on the basis of any statement made by Landlord or any Indemnitees.  Neither Landlord nor any Indemnitees has made any representation or warranty to Tenant as it relates to the Sale-Leaseback Regulations or the compliance of this transaction with any of the Sale-Leaseback Regulations.  To the fullest extent permitted by applicable law, Tenant shall indemnify and hold harmless Landlord and the Indemnitees from and against any and all claims, losses, damages, expenses and other liabilities arising with respect to the Sale-Leaseback Regulations (collectively referred to as “Regulatory Claims” and individually as a “Regulatory Claim”), including, as incurred, reasonable, out-of-pocket attorneys’ fees, that Tenant, Parent or any Affiliates thereof may incur that arise out of or in connection with the Seller’s breach of any representation, warranty or other obligation in this Paragraph 7(d).  Landlord shall promptly notify Tenant of any Regulatory Claim filed against Landlord or any Indemnitees, and Tenant shall defend Landlord and the Indemnitees, at the request of Landlord or any one or more of the Indemnitees, with counsel reasonably satisfactory to Landlord or the applicable Indemnitees making the request.  The terms of this Paragraph 7(d) shall survive the expiration or earlier termination of this Lease.

8.           Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

(a)         (i)         Tenant shall, before interest or penalties are due thereon, pay directly to the applicable third party and discharge all Impositions. If received by Landlord, Landlord shall, within thirty (30) days of Landlord’s receipt thereof, but in any event at least thirty (30) days prior to the due date for the related Imposition (provided that Landlord has received such bill or invoice prior to five (5) Business Days preceding such due date), deliver to Tenant any bill or invoice with respect to any Imposition.

(ii)         In the event that any Imposition against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such Imposition in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term. Tenant shall prepare and file all tax reports required by Governmental Authorities which relate to the Impositions. Tenant shall deliver to Landlord, promptly upon request by Landlord, receipts for the payments of all property Taxes related to the Leased Premises. In addition, Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority and receipts for payments of all other Impositions made during each calendar year of the Term.

(b)         Tenant shall promptly comply with and conform to all Legal Requirements and Insurance Requirements.

(c)         Any payments required to be made by Tenant pursuant to this Paragraph 8 that are not allowed to be paid directly to the appropriate Governmental Authority or such other Person to whom such payment is due shall be made directly to Landlord on or before the date that will permit Landlord to remit the payment when due.

(d)         If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition payable by Tenant hereunder, Tenant shall, if permitted by Applicable Laws to do so, timely file or cause to be filed such Filing with respect to such Imposition and shall promptly provide notice of such Filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord. If Tenant is not permitted by Applicable Laws to file any such Filing, Tenant will promptly notify Landlord of such requirement and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time, and in all events at least twenty (20) days, prior to the time such Filing is required to be filed. Tenant shall hold Landlord harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant, it being understood that Tenant shall have no liability hereunder with respect to any failure of Landlord to timely file any Filing that Tenant has provided to Landlord pursuant to the second sentence of this subparagraph (d) or for any insufficiency or inaccuracy in any Filing if such insufficiency or inaccuracy is attributable to Landlord.

(e)         Notwithstanding anything herein to the contrary, any obligations of Landlord/Tenant under the provisions of this Paragraph 8 that accrue prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination of this Lease.

(f)         For purposes of Section 1938 of the California Civil Code, Landlord discloses to Tenant, and Tenant acknowledges, that the Leased Premises have not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. If Tenant requests a CASp inspection of the Leased Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Leased Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction-related accessibility standards identified in the CASp Report, which modifications will be completed as part of an Alteration notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications. Tenant shall be responsible for obtaining and providing to Landlord a copy of the CASp compliance certificate confirming the correction of any such violations noted in the CASp Report.

(g)         Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord reasonably requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings.

9.           Liens; Recording and Title.

(a)         Subject to the Tenant’s right to contest as set forth in Paragraph 18, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on the Leased Premises, the Basic Rent or any Additional Rent, other than the Permitted Encumbrances and any mortgage, Lien or other charge created by or resulting from any act of Landlord or those claiming by, through or under Landlord (except Tenant). Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other Liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.

(b)         Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of such recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

(c)         Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or Lien in or upon the estate of Landlord in any of the Leased Premises, other than an assignment or a sublease, in either case, as permitted under the provisions of Paragraph 17.

10.          Indemnification.

(a)         Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims, whether asserted prior to, during or after the Term, that may be suffered, imposed on or asserted against any Indemnitee (including any Claims resulting from any Indemnitee’s ordinary negligence) arising out of (i) the non-compliance of the Leased Premises with Applicable Laws and any other liability under Applicable Laws related to the Leased Premises or this Lease (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws), (ii) the use, occupancy, business and activities of Tenant or of any other Person other than Landlord on or about the Leased Premises (whether as an invitee, subtenant, licensee or otherwise), and (iii) any Claims arising, directly or indirectly, out of Tenant’s use, storage, generation or Release of any Hazardous Materials on, under, from, to or at the Leased Premises or any portion thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation), in each case whether prior to or during the Term, including the cost of assessment, containment and/or removal of any such Hazardous Materials, the cost of any actions taken in response to a Release by Tenant of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred due to Tenant’s violation of any Environmental Laws in connection with all or any portion of the Leased Premises, or the operation thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation).

(b)         The obligations of Tenant under this Paragraph 10 shall survive any termination or expiration of this Lease.

11.          Maintenance and Repair.

(a)         Except for any Alterations that Tenant is permitted to make pursuant to this Lease, Tenant shall at all times put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations and structural components of the Leased Premises) in the same (or better) condition and order of repair as exists as of the Commencement Date, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a). Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN ANY OF THE LEASED PREMISES IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS AT THE EXPENSE OF THE LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY LAW NOW OR HEREAFTER IN EFFECT. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Paragraphs 13(c) and 14(g). Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly (but in any event shall commence actions to initiate such repairs as quickly as possible after the date Tenant becomes aware that such repairs are necessary, or, in the event of a Restoration pursuant to Paragraph 13(c) or 14(g), within sixty (60) days of the date insurance proceeds or a condemnation award has been paid to the Trustee (it being understood that Tenant shall take such steps as are reasonably necessary to protect and preserve the integrity and safety of the Leased Premises pending such payment) and shall diligently pursue such repairs to completion), and all repairs shall be made in a good, proper and workmanlike manner. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute, or ordinance now or hereafter in effect.

(b)         In the event that any Improvement shall violate any Legal Requirements or Insurance Requirements, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective variances, waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both (or in the case of a violation of Insurance Requirements, obtain new coverage where there is no violation of any Insurance Requirements), or (ii) take such action as shall be necessary to remove such violation, including, if necessary, the making of an Alteration. Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.

(c)         If Tenant shall be in default under any of the provisions of this Paragraph 11, Landlord may, thirty (30) days after Tenant’s receipt of written notice of default and failure of Tenant to commence to cure during such period or to diligently pursue such cure to completion, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of, and at the expense of, Tenant. In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication and shall give Tenant as much time as is reasonably practicable before acting independently to cure such default. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease on demand.

(d)         Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by Tenant’s removal of Equipment or other personal property of Tenant or the installation of Replacement Equipment. All Replacement Equipment (except for Trade Fixtures) shall become the property of Landlord, shall be free and clear of all Liens and rights of others and shall become a part of the Equipment as if originally demised herein.

12.          Alterations.

Upon prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises, that are not Structural Alterations and the cost of which does not exceed the Threshold Amount, in the aggregate, in any calendar year; provided, that, Tenant complies with clause (c) of this Paragraph 12.

(a)         Upon at least 10 days’ prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises that are Structural Alterations and/or the cost of which exceeds the Threshold Amount; provided, that, (i) Tenant complies with clause (c) of this Paragraph 12, and (ii) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, with respect thereto and Landlord shall have consented to such Alterations, which consent shall be in Landlord’s sole discretion. Landlord shall have the right to post notices of non-responsibility pursuant to California Civil Code Section 8444 or similar notices in connection therewith. If any mechanic’s or materialman’s lien or other lien is filed against the Leased Premises as a result of any work or improvements made by or for Tenant, Tenant shall discharge the same by payment or filing the bond provided for under Section 8424 of the California Civil Code or any successor statute within 30 days from the filing of such lien. If Tenant fails to discharge or bond any lien within such 30-day period, Landlord, in addition to all other rights or remedies, may bond or pay off the lien or claim, and all expenses incurred by Landlord, including reasonable attorneys’ fees, shall be paid by Tenant on 10 days’ demand. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Land is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the "as built" drawings, if any already exist, of the Alterations.

(c)         In connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened after the completion of any such Alteration, or its structural integrity impaired (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements and Insurance Requirements; (iii) no such Alteration shall change the permitted use of the Leased Premises to something other than a Facility (as described in Paragraph 4), (iv) Tenant shall promptly pay all costs and expenses of any such Alteration and shall discharge all Liens filed against any of the Leased Premises arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vi) subject to Tenant’s contest rights set forth in Paragraph 18, Tenant shall not incur any debt with respect to such Alteration that results in any mortgage or other encumbrance on the Leased Premises or any part thereof, and (vii) in the case of any Alteration the estimated cost of which in any one instance exceeds the Threshold Amount, such Alterations shall be made under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord prior to the commencement of the Alterations.

(d)         All Alterations shall, upon the expiration or earlier termination of this Lease (other than as a result of Tenant’s purchase of the Leased Premises in accordance with this Lease), become the property of Landlord, without any further act. To the extent permitted by the Code and by any applicable state tax laws and regulations, Tenant shall be entitled to the tax benefits, if any, with respect to any Alterations made by Tenant at Tenant’s expense until such time as such Alterations become the property of Landlord pursuant to the foregoing sentence.

13.          Condemnation.

Each of Landlord and Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify the other party thereof and each of Landlord and Tenant shall be entitled, at its sole cost and expense, to participate in any Condemnation proceeding. Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Condemnation of the Leased Premises or any part thereof, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any Tenant’s Award.

(a)         If (I) the entire Leased Premises, (II) a material portion of the Land or the Improvements or any means of ingress, egress or access to the Leased Premises, the loss of which even after restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, or (III) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining that is sufficient for Tenant’s use thereof and that meets all existing Legal Requirements, as determined by Tenant in its reasonable discretion, shall be subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than ninety (90) days after such Taking has occurred, serve a Tenant’s Termination Notice upon Landlord, in which case this Lease shall terminate on the Taking Termination Date and Landlord shall be entitled to receive and retain the entire award. In the event that Tenant terminates this Lease pursuant to the foregoing sentence, such termination shall be effective upon the later of (i) the Termination Date set forth in such Termination Notice and (ii) the date that possession is required to be surrendered to the applicable authority (the “Taking Termination Date”). Upon such termination date, Tenant shall pay to Landlord the sum of (x) all accrued and unpaid Basic Rent as of such date, and (y) all Additional Rent due and payable on or prior to such date that remains unpaid and upon such payment, this Lease shall terminate and, except for those provisions that survive termination, neither Tenant nor Landlord shall have any further obligations hereunder.

(c)         (i)         In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, promptly after the award with respect to such Condemnation has been paid by the related authority to the Trustee (or Landlord if no Loan is then outstanding), Tenant, to the extent Restoration of the Leased Premises is practicable, shall commence and diligently continue to completion such Restoration.

(ii)         Upon the payment to Landlord or Trustee of the Net Award of a Taking which falls within the provisions of this Paragraph 13(c), Landlord and Lenders shall, to the extent received, make the Net Award available to Tenant for Restoration in accordance with the provisions of Paragraph 15. The proceeds remaining after the completion of, and payment for, the Restoration, if any, shall be retained by Landlord. In the event of any such partial Condemnation, all Basic Rent and Additional Rent shall continue unabated and unreduced.

(iii)         In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition received by Landlord to the installments of Basic Rent or Additional Rent thereafter payable and Tenant shall pay any balance remaining thereafter. Upon the expiration of the Term, any portion of such Net Award which has not been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.

(d)         No agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of the Lenders, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld, provided that if an Event of Default has occurred and is then continuing or Tenant has served a Tenant’s Termination Notice, then Tenant’s consent shall not be required.

(e)         Tenant hereby waives any and all rights it may have pursuant to Section 1265.130 of the California Code of Civil Procedure.

14.          Insurance.

(a)         Tenant shall procure and maintain without interruption, during the Term at its sole cost and expense, the following insurance on the Leased Premises:

(i)         Property Insurance covering loss of or damage to the Improvements and the Equipment under an ISO special cause of loss form or broader property insurance policy, in an amount not less than one hundred percent (100%) of replacement cost as calculated by an appraisal or insurance industry recognized replacement cost calculation (e.g., Marshall and Swift), (which shall include coverage for the perils of (A) windstorm), (B) flood (if the Leased Premises is located within a Special Flood Hazard Area as determined by FEMA with flood zone ratings of A or V or if otherwise deemed necessary by Landlord or Lender, with Tenant being required to obtain a flood plain determination if required by Landlord or an Lender), (C) earthquake (if the Property has a “Scenario Expected Loss” (“SEL”) greater than twenty percent (20%) with such coverages and deductibles as shall be reasonably acceptable to Landlord and Landlord’s lender) and shall be issued without exclusion for terrorism. Such insurance shall also include ordinance and law coverage (hazards A, B and C, with limits for A of not less than replacement cost and limits for B and C not less than 10% each or 20% shared limit in the aggregate). Such insurance shall also include loss of rents covered on a rental value form with Landlord as additional insured and Lender as loss payee in an amount not less than one year’s Rent with Landlord and Lender as loss payee. Any coinsurance clause shall be removed by an agreed amount endorsement so as to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies. Except as otherwise expressly set forth herein, such insurance policies may contain reasonable deductible amounts, in amounts not greater than 10% of insured values for peril of earthquake, and not to exceed $25,000.00 for all other perils.

(ii)         Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall (A) be written on an “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than $5,000,000 for bodily injury, death and property damage in any one occurrence and (B) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability coverage. The use of a combination of primary and excess liability insurance policies shall be permitted in order to maintain the required limits of liability insurance. Excess/ Umbrella policies shall be excess to the primary commercial general liability, employers’ liability, and automobile liability coverage as applicable, and shall be written as follow form or alternatively with a form that provides coverage that is at least as broad as the primary insurance policies. In addition, Tenant shall maintain auto liability insurance in an amount not less than $1,000,000.

(iii)         Workers’ compensation insurance covering all employees of Tenant (as opposed to third party vendors, for which Tenant shall cause such vendors to carry such coverage) on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

(iv)         Boiler and machinery coverage on a comprehensive form in an amount not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable), but not more than $250,000.

(v)         Business interruption insurance (A) covering all risks required to be covered by the insurance provided for in subparagraph (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence, (B) containing an indemnity coverage extension which provides that after the physical loss to the Leased Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of twelve months, whichever occurs first, and (C) endorsed to include rental value coverage form with Landlord as additional insured and Trustee as loss payee.

(vi)         Whenever Tenant shall be engaged in making any Alteration, repairs or construction work of any kind (collectively, “Work”) for which the estimated cost exceeds the Threshold Amount, completed value builder’s risk insurance and worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

(b)         The insurance required by Paragraph 14(a) shall be written by companies with an A.M. Best Insurance Reports rating of not less than ”A+” and a financial size category of at least “IX”, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord and Lenders. All policies, other than liability insurance policies, shall not contain any co-insurance clause or such clause shall be removed by an “agreed amount” endorsement. The general liability insurance shall name Landlord, Tenant, and, if a Mortgage is then in effect, the Trustee and each Lender as additional insured parties, as their respective interests may appear; the rent loss coverage shall name Trustee, or if no Mortgage on the Leased Premises is then in effect the Landlord, as loss payee. The casualty insurance shall name Trustee, or if no Mortgage on the Leased Premises is then in effect the Landlord, as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and, if a Mortgage is then in place, the Lenders.

(c)         Each insurance policy referred to in clauses (i), (iv) and (vi) of Paragraph 14(a), shall contain standard non-contributory mortgagee clauses in favor of each Lender and the Trustee. Each of the policies required by Paragraph 14(a) shall state that if at any time the policies are to be cancelled (by any party including the insured), the insurer will endeavor to mail thirty (30) days’ (10 days’ in the event of non‐payment of the premium) written notice to the additional insureds and/or loss payee named in such policies. Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act, omission or neglect of Landlord, Tenant or any other Person which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy. Tenant hereby waives any and every claim for recovery from the Lenders and Landlord, and Landlord hereby waives any and every claim for recovery from Tenant, for any and all loss or damage covered by any of the insurance policies to be maintained under this Lease to the extent that such loss or damage is recovered by Tenant, Lenders or Landlord, respectively, under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Tenant (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(d)         Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord and Lenders a certificate or other evidence (on an ACORD 28 (2003/10) form, in the case of property insurance, and otherwise reasonably satisfactory to Landlord) of the existing policy and such renewal or replacement policy at least two Business Days prior to the Insurance Expiration Date of each policy. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 within five (5) Business Days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant, immediately upon written demand therefor by Landlord.

(e)         Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lenders evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Paragraph 14.

(f)         In the event of any property loss exceeding the Casualty Threshold Amount, Tenant shall give Landlord and Lenders immediate notice thereof. Tenant shall adjust, collect and compromise any and all claims, with the consent of Landlord and Lenders, not to be unreasonably withheld, and Landlord and Lenders shall have the right, at their individual sole expense, to join with Tenant therein (except with respect to any property loss of the Casualty Threshold Amount or less, in which case no consent of Landlord or Lenders shall be required). If the estimated cost of Restoration or repair shall be an amount equal to the Threshold Amount or less, all proceeds of any insurance required under clauses (i), (iv) and (v) of Paragraph 14(a) shall be payable to Tenant. Each insurer is hereby authorized and directed to make payment under the property insurance policies (i) for all property losses of the Casualty Threshold Amount or less, directly to Tenant and (ii) for all other property losses, directly to the Trustee, instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease. Except as expressly set forth below, in the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent or Additional Rent. The Net Proceeds of all insurance payments for property losses exceeding the Casualty Threshold Amount shall be paid to the Trustee, and the Trustee shall make the Net Proceeds available to Tenant for restoration in accordance with the provisions of Paragraph 15. Subject to Paragraph 14(g), Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly and diligently repair or replace the Improvements and Equipment in accordance with the provisions of Paragraph 11(a). In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Paragraph 14(a)(i), (iv) and (vi), Tenant shall pay to the Trustee Tenant’s Insurance Payment. Notwithstanding anything herein to the contrary, all proceeds of any business interruption insurance maintained by Tenant shall be payable directly to Tenant.

(g)         If a casualty occurs during the last one (1) year of the Initial Term or during the last one (1) year of the Renewal Term and the cost of Restoration with respect thereto exceeds fifty percent (50%) of the replacement cost of the Leased Premises, then Tenant may, at Tenant’s option, not later than ninety (90) days after such casualty has occurred, serve a Tenant’s Termination Notice upon Landlord, in which case this Lease and the Term hereof shall terminate on the Termination Date specified in the Termination Notice.

(h)         If a casualty occurs during the last five (5) years of the Initial Term or during the last five (5) years of the Renewal Term and (i) the cost of Restoration with respect thereto exceeds fifty percent (50%) of the replacement cost of the Leased Premises, and (ii) any Lender then holding a Mortgage on the Leased Premises elects to cause the insurance proceeds to be applied to the indebtedness of the Note, then Landlord may, at Landlord’s option, not later than ninety (90) days after such casualty has occurred, deliver notice of termination of this Lease to Tenant (the “Landlord’s Termination Notice”), in which case this Lease and the Term hereof shall terminate on the date set forth in such notice (which date may not be earlier than thirty (30) days following the date of such notice; provided, however, in the event Landlord terminates the Lease in accordance with the foregoing during the Initial Term, Tenant shall have the right to void such termination by delivering written notice to Landlord exercising Tenant’s option for the Renewal Term on or before the date of termination set forth in Landlord’s Termination Notice, in which event Landlord’s Termination Notice shall be void and of no further force and effect.

(i)         In the event of any termination of the Lease in accordance with the foregoing, Tenant shall have no obligation to commence or complete the Restoration and all of the insurance proceeds payable in connection with the casualty (other than Tenant’s business interruption insurance proceeds) shall be paid to, and Tenant shall pay the amount of any applicable deductible with respect to such casualty insurance to, the Trustee or, if no Loan is then outstanding, to Landlord.”

(j)         The provisions of this Lease, including Section 13 and this Section 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, destruction of, or taking of all or any part of the Leased Premises, and any statute or regulation of the State, including, without limitation, (i) Sections 1932(1), 1932(2), 1933(4), 1941, and 1942 of the California Civil Code, (ii) California Code of Civil Procedure Section 1265.130; and (iii) any future legal requirements intended as successors thereto or otherwise inconsistent with the provisions of Section 13 and this Section 14, with respect to any rights or obligations concerning damage or destruction or taking in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction or to or taking of all or any part of the Leased Premises.

15.         Restoration.   The Restoration Fund shall be disbursed by the Trustee in accordance with the following conditions:

(a)         If the cost of Restoration will exceed the Casualty Threshold Amount, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed, and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable. Landlord will not withhold its consent for variations to the Improvements required as a result of current zoning and building code requirements.

(b)         At the time of any disbursement, no Event of Default shall exist and no mechanics or materialmen’s Liens shall have been filed and remain undischarged or unbonded or for which Tenant shall fail to provide affirmative title insurance or other coverage.

(c)         Disbursements shall be made not more frequently than on a monthly basis in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and the plans and specifications, (2) partial releases of Liens or conditional Lien waivers, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ Lien claims.

(d)         Each request for disbursement shall be sent by Tenant to Landlord and to the Trustee, accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested and stating (i) the cost incurred in connection therewith, (ii) that no Event of Default exists and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded, and (iii) that Tenant has not previously received payment for such work or expense; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work that is the subject of the request for disbursement has been substantially completed and complies with the applicable requirements of this Lease. The Trustee shall not release funds from the Restoration Fund unless and until it has received a written authorization from Landlord approving such release, which Landlord agrees to promptly give if Tenant has satisfied all of the requirements set forth in this Paragraph 15 in connection with such release.

(e)         The Trustee shall retain a commercially reasonable retainage amount (but in no event less than 5% of the expected repair cost, other than general conditions, until the Restoration is 50% complete).

(f)         The Restoration Fund shall be held by the Trustee and shall be invested as directed by Landlord. All interest shall become a part of the Restoration Fund.

(g)         At all times the undisbursed balance of the Restoration Fund held by the Trustee, plus any funds contributed thereto by Tenant (or available to Tenant in the form of an unconditional commitment therefor), at its option, shall be not less than the cost of completing the Restoration (as reasonably estimated by Tenant, provided that Tenant shall provide to Landlord the basis for such estimate, in reasonable detail, promptly after Landlord’s request therefor), free and clear of all Liens.

(h)         In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by a contractor or architect mutually selected by Landlord and Tenant, exceeds the amount of the Net Proceeds or the Net Award, as applicable, and Tenant Insurance Payment available for such Restoration, either, at Tenant’s option and determination, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration as and when such costs are incurred during the course of Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration with respect to a casualty shall be paid to Tenant; any portion of a Net Award remaining after completion of Restoration with respect to a Taking shall be paid to Landlord.

16.         Subordination to Financing.

(a)          (i)          Subject to the provisions of Paragraph 16(a)(ii), Tenant agrees that this Lease shall at all times be subject and subordinate to the Lien of any Mortgage, if any, and Tenant agrees, upon demand, to execute instruments as may be required to further effectuate or confirm such subordination, provided such instruments are reasonably acceptable to Tenant. [TO ADDRESS IN SNDA.]

(ii)         Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in Paragraph 16(a)(i) above, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, a Mortgage, and in the event of a foreclosure or other enforcement of a Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease upon all of the terms and conditions of this Lease, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing. Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force and no Event of Default has occurred and is then continuing hereunder, insurance proceeds and any condemnation award shall be disbursed pursuant to the provisions of this Lease.

(b)          Notwithstanding the provisions of Paragraph 16(a), the holder of the Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

(c)          At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term. The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

(d)          Each of Tenant and Landlord agrees that, if requested by the other or by any Lender, each shall (and Landlord shall cause each Lender), without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement, in the form attached hereto as Exhibit D or such form as reasonably requested by a Lender, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Paragraph 16(a) and Tenant hereby agrees for the benefit of each Lender, that Tenant will not, (i) without in each case the prior written consent of such Lender, which shall not be unreasonably withheld, amend or modify this Lease (provided, however, such Lender, in such Lender’s sole discretion may withhold or condition its consent to any amendment or modification which would or could (A) alter in any way the amount or time for payment of any Basic Rent or Additional Rent, (B) alter in any way the nature of Tenant’s obligations hereunder or materially diminish any such obligations, (C) result in any termination hereof prior to the end of the Initial Term, or (D) otherwise, in such Lender’s reasonable judgment, materially affect the rights or obligations of Landlord or Tenant hereunder), or enter into any agreement with Landlord so to do, (ii) without the prior written consent of such Lender which may be withheld in such Lender’s sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lenders with respect to any termination permitted under the express terms hereof following certain events of condemnation or casualty as provided in Paragraph 13 or Paragraph 14), or (c) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

(e)          Notwithstanding anything herein to the contrary, it shall be a condition precedent to the effectiveness of this Lease that Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit D which has been fully executed by Landlord and any Lender with a Mortgage that will encumber the Leased Premises as of the Commencement Date.  Upon execution thereof by Tenant, the parties agree to record that fully-executed agreement in the Official Records of the county in which the Leased Premises is located.

17.         Assignment, Subleasing.

(a)          Except as otherwise expressly permitted by the terms of this Paragraph 17, Tenant shall not assign its interest in this Lease or sublet the Leased Premises in whole or in part, from time to time, to any Person without the prior written consent of Landlord. Tenant shall have no rights to mortgage or otherwise hypothecate its leasehold interest under this Lease.

(b)          Provided that no Event of Default, Tenant may, without Landlord’s consent, assign or sublet all or a portion of this Lease or the Premises to either (i) an Affiliate of Tenant or (ii) a Permitted Successor if (a) Tenant notifies Landlord at least 30 days prior to such Transfer; (b) Tenant delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease. A Transfer to an Affiliate or a Permitted Successor does not release Tenant from any liability or obligation under this Lease.

(c)          To the extent Landlord consents to a sublease, each such sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made, except as otherwise agreed by Landlord and the Lenders, in their sole discretion. No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease.

(d)          Notwithstanding any assignment or subletting, whether permitted hereunder or otherwise, Tenant shall continue to remain primarily liable and responsible for the payment of the Basic Rent and Additional Rent and the performance of all its other obligations under this Lease.

(e)          Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, which rents and other sums shall be applied to Tenant’s outstanding obligations under this Lease (and any excess shall be paid to Tenant unless and until this Lease is terminated) and Tenant hereby unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default. At such time, if any, as the Event of Default is cured, Landlord’s right to collect such rents and other sums pursuant to the foregoing sentence shall terminate until such time, if any, as another Event of Default occurs.

(f)         Notwithstanding anything to the contrary herein, Landlord hereby approves the occupancy arrangement with Woodberry Financial Services, Inc. (“Woodberry”), pursuant to the terms of that certain “Networking and Investment Advisory Referral Agreement dated as of March 1, 2019. Any occupancy by Woodberry permitted under this Section 17. (f) shall not be deemed a transfer under this Section 17 and no such occupancy shall relieve Tenant from any liability under this Lease. Tenant shall be joint and severally liable with Woodberry with respect to Woodberry’s use and occupancy of the Leased Premises.1

18.         Permitted Contests.

(a)          So long as no Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any Lien referred to in Paragraph 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or Lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of any of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any insurance policy. Landlord may participate in any such contest or, if requested by Tenant, shall reasonably cooperate with Tenant in connection with any such contest at Tenant’s sole cost and expense.

(b)          In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, Lien, or violation, referred to above in such manner that exposes Landlord or any Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lenders (which may include the requirement to post a bond therefor from a creditworthy surety) or (iii) defeasance of its interest (including the subordination of the Lien of the Mortgage to a Lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.

(c)          Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations.

1 For applicable sites only- Tenant to confirm which sites Woodberry is currently occupying.

19.         Conditional Limitations; Default Provisions.

(a)         If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, in addition to any other remedies available to Landlord at law or in equity, each and all of which shall be cumulative and nonexclusive, to do any one or more of the following without demand upon or notice to Tenant:

(i)          Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than thirty (30) days after the date of the notice); provided that any such notice delivered by Landlord shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law. Provided that Tenant has not cured all Events of Default prior to the date specified in Landlord’s notice, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may recover from Tenant the following:

(A)         The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B)         The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)         The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)         Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(E)         At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

The term "rent" as used in this Section 19 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in subsections (A) and (B) above, the "worth at the time of award" shall be computed by allowing interest at the Default Rate. As used in subsection (C) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii)          Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations). Landlord and Tenant agree that the limitations on assignment and subletting set forth in Section 6 in this Lease are reasonable. If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Leased Premises, or the appointment of a receiver to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession or a termination of this Lease.

(iii)          Landlord may exercise any other right or remedy now or hereafter existing by law or in equity.

20.         Additional Rights of Landlord and Tenant.

(a)          Except as may be specifically provided herein, no right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

21.         Notices.  All notices, demands, requests and approvals pursuant to this Lease shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) one (1) day after having been sent for overnight delivery by a nationally recognized air courier service, (iii) on the day delivered, if personally delivered on a Business Day during business hours or (iv) for purposes of Paragraph 6(c) only, on the day sent by electronic mail, if sent during business hours on a Business Day (or if not sent during such time, on the next Business Day) so long as receipt thereof is confirmed electronically and the same written notice is also sent by nationally recognized air courier service or messenger.

To the Addresses stated below:

If to Landlord:	[______________]
c/o MountainSeed 2100 Powers Ferry Road SE Suite 300 Atlanta, GA 30339 Attention: Dan Wharton, General Counsel Email: dwharton@mountainseed.com

cc:	Alston & Bird, LLP 1201 West Peachtree Street NE Atlanta, GA 30309 Attention: Alison B. Jones, Esq. Email: alison.jones@alston.com

If to Tenant:	Plumas Bank
35 S. Lindan Avenue Quincy, California 95971 Attention: Richard Belstock, Chief Financial Officer Email: richard.belstock@plumasbank.com

cc:	Sheppard Mullin Richter & Hampton LLP 4 Embarcadero Center, 17th Floor San Francisco, California 94111 Attention: Doug Van Gessel, Esq. Email: dvangessel@sheppardmullin.com

If any Lender shall have advised Tenant by notice in the manner aforesaid that it is the holder of a Mortgage and states in said notice its address for the receipt of notices, then simultaneously with the giving of any notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid. For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above. Any notice, demand and request may be given on behalf of any party by its counsel.

22.         Estoppel Certificates.  Landlord and Tenant shall at any time and from time to time (but in no event more than three (3) times in any calendar year)upon not less than fifteen (15) Business Days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent payable hereunder has been paid, (iii) that such Person has not received written notice from the other that a default exists hereunder and, to the knowledge of the signer of such certificate, no default by the other party hereto exists hereunder or, in either case, specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, and (v) such other matters as may reasonably be requested by the party requesting the certificate. It is intended that any such statements may be relied upon by Lenders or potential Lenders, by the recipient of such statements or their assignees and/or by any prospective purchaser, assignee or subtenant of the Leased Premises or of the membership interests in Landlord.

23.         Surrender and Holding Over.

(a)          Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in “broom clean” and in good condition in repair and otherwise in accordance with the terms and conditions of this Lease. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Trade Fixtures and personal property not so removed at the expiration of the Term or within thirty days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises in accordance with Applicable Laws. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

(b)          Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred twenty-five percent (125%) of the Basic Rent reserved herein for the first two (2) months of any such holding over and at one hundred fifty percent (150%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease. In addition, Tenant shall be liable to Landlord for and shall indemnify Landlord from and against all Claims that Landlord suffers as a result of such holding over, including without limitation, any claims made by any succeeding occupant or purchaser founded on such delay. Tenant shall have the right to request that Landlord provide to Tenant a written notice setting forth Landlord’s estimate of the maximum amount of actual, special and consequential damages (including loss of profits, loss of business opportunity, loss of goodwill and loss of use) (“Holding Over Damages”) that Landlord will incur as the result of Tenant’s failure to surrender the Lease  Premises following the expiration of the Initial Term or any Renewal Term. Within ten (10) Business Days after receipt of such request, Landlord shall provide Tenant a written notice setting forth Landlord’s estimate of Holding Over Damages.  Tenant acknowledges and agrees that such notice is nothing more than an estimate of Holding Over Damages delivered to Tenant on an accommodation basis only, and in no event shall such estimate be considered a limit on, liquidation of, or other measure of the actual Holding Over Damages which Landlord may incur as a result of any holding over by Tenant. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at the rate set forth in this subsection (b), to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 19(b).

24.         No Merger of Title.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities, including with limitation any of the Lenders, having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

25.         Definition of Landlord.

(a)         Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises or revenues, condemnation, property insurance or sale proceeds related thereto, and shall not be enforced against the Landlord individually or personally, or against any member or other Affiliate of Landlord. In addition, neither party shall be liable to the other  for consequential damages, such as lost profits or interruption of either party’s business, except that this sentence (a) shall not limit the indemnification obligations of either party under this Lease with respect to third party claims, (b) shall not apply to claims for the breach by Tenant of Tenant’s obligations under Section 26, and (c) shall not limit Landlord’s right to recover from Tenant consequential damages if Tenant holds over in the Leased Premises following the Expiration Date, subject to Section 23.

(b)         The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, provided the transferee has assumed such obligations in writing, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed (but shall remain liable with respect to all such liability arising from events or circumstances existing prior to the date of such transfer). For the avoidance of doubt, Landlord shall have the free right to transfer, assign, securitize and convey, in whole or in part, any or all of the right, title and interest in the Leased Premises.

26.         Hazardous Substances.

(a)          Tenant agrees that it will not on, about, or under the Leased Premises, make, release, treat or dispose of any Hazardous Materials, except in the ordinary course of business of Tenant and in accordance with all Applicable Laws. Tenant covenants that it will at all times comply with CERCLA and each other applicable Environmental Law.

(b)          To the extent required by CERCLA and/or any other Environmental Laws, Tenant shall remove any Hazardous Materials released by Tenant, whether now or hereafter existing on the Leased Premises, and shall remediate any damage of harm or potential damage or harm causes, or that may be caused, by such Hazardous Materials.

(c)          The Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from the Landlord.

(d)          Tenant acknowledges that asbestos or asbestos-containing materials (collectively, “ACM”) may be present at the Leased Premises. Tenant shall be responsible for all ACM located at the Leased Premises. Tenant shall maintain all ACM in good condition and shall comply with all laws regarding ACM, including those related to renovation and demolition activities. Tenant shall prepare, maintain and implement an asbestos operations and maintenance plan with respect to all ACM present at the Leased Premises.

27.         Entry by Landlord.  Subject to Tenant’s reasonable security requirements, Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than two (2) Business Days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers, lenders and mortgagees and, at any time within nine (9) months prior to the expiration of the Term of this Lease (if Tenant has not properly exercised Tenant’s extension rights hereunder), for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant, but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

28.         No Usury.  The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

29.         Withholdings.

(a)          Notwithstanding anything herein to the contrary, Tenant agrees that each payment of Basic Rent and Additional Rent shall be free and clear of, and without deduction for any withholdings of any nature whatsoever, unless required by Applicable Law. If any deduction or withholding is required with respect to a payment of Basic Rent and/or Additional Rent by Tenant, Tenant shall pay an additional amount such that the net amount actually received by the Tax Indemnitee, after deduction or withholding, will be equal, on an after-tax basis, to all such amounts that would be received by the Tax Indemnitee if no such deduction or withholding had been required; provided, that the Tenant shall not be obligated to pay any additional amount pursuant to this Paragraph 29 if the requirement to make such payment is solely due to the failure of a Tax Indemnitee to comply with Paragraph 8(a)(ii)(E) to obtain relief or exemption from such withholding.

(b)          Notwithstanding anything herein to the contrary, the provisions of this Paragraph 29 shall survive the earlier termination of this Lease.

30.         Financial Statements.    Tenant hereby agrees to deliver to Landlord and the Trustee either in print or in electronic form, all of the following financial statements, which shall be prepared in accordance with GAAP: (i) quarterly financial statements for Parent, within forty-five (45) days after the end of each fiscal quarter of Parent, and (ii) annual financial statements for Parent, audited by an independent certified public accountant, within one hundred twenty (120) days after the end of each fiscal year. For as long as Parent shall be a publicly listed company and is required to file quarterly and annual statements with the SEC, then Tenant shall submit to Landlord (in satisfaction of the requirements set forth in the preceding sentence), when filed with the SEC, copies of Parent’s forms 10Q and 10K, provided that to the extent such forms are available through EDGAR or a similar internet site, no such submission shall be required. In addition, in the event that Landlord is unable to obtain the quarterly regulatory financial statements for Tenant within 60 days of the end of each calendar quarter or the annual audited regulatory financial statements for Tenant within 120 days of the end of each calendar year, in each case through a subscription service or other means without material expense, then, upon Landlord’s request, Tenant shall promptly deliver such regulatory financial statements to Landlord.

31.         Separability.

Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

32.         Miscellaneous.

(a)          The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)          As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.

(c)          Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense by Tenant or any person or entity designated by Tenant.

(d)          This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought. This Lease embodies the entire agreement and understanding between Tenant and Landlord with respect to the transactions contemplated hereby and supersede all other agreements and understandings between Tenant and Landlord with respect to the subject matter thereof. This Lease represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Tenant and Landlord or any coursed of prior dealings. There are no unwritten oral agreements between the parties.

(e)          The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.

(f)          This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes. Handwritten signatures to this Lease transmitted by electronic transmission (for example, through use of a Portable Document Format or “PDF” file or “Docusign) shall be valid and effective to bind the party so signing.

(g)          This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located.

(h)          In the event any action or proceeding is brought by any party to enforce or interpret the provisions of this Lease, or if any other action or proceeding is brought arising out of or relating to this Lease, the prevailing party in such action or proceeding shall be entitled to recover the reasonable fees of its attorneys, experts and arbitrators, and other costs of suit.

(i)          Neither Tenant nor any of its affiliates nor, to the best of Tenant’s actual knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Tenant nor any of its affiliates nor, to the best of Tenant’s actual knowledge, any brokers or other agents of same, (i) are or will be-conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Tenant’s knowledge neither Tenant nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person.

(j)          Neither Landlord nor any of its affiliates nor, to the best of Landlord’s actual knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Landlord nor any of its affiliates nor, to the best of Landlord’s actual knowledge, any brokers or other agents of same, (i) are or will be-conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Landlord’s knowledge neither Landlord nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person.

(k)          Concurrently with Tenant’s execution and delivery of this Lease to Landlord, and as a strict condition precedent to Landlord’s obligations under this Lease, Tenant will cause Parent to execute and deliver a Guaranty to Landlord, which Guaranty must be identical in form and substance to the Guaranty set forth on the attached Exhibit C.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

LANDLORD:

[__________________________]

By:

Name:

Title:

TENANT:

[___________________________]

By:

Name:

Title:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

BASIC RENT

Basic Rent is due commencing on the Commencement Date on each Basic Rent Payment Date in the amount set forth for such Basic Rent Payment Date on Schedule I to this Exhibit B.

During the Renewal Term, the Basic Rent payable on each Basic Rent Payment Date during such Renewal Term shall be the amount as determined in accordance with Section 5(b) of the Lease.

Schedule I

EXHIBIT C

FORM OF PARENT GUARANTY

GUARANTY

IN CONSIDERATION OF, and as an inducement for the execution by _______________________________, a ______________ ("Landlord"), of that certain _______________ dated __________, ___ (the "Lease") between Landlord and ______________________, a _____________________________ ("Tenant"), demising to Tenant that certain building located at __________________________ (the "Leased Premises"), the undersigned guarantor(s) (jointly and severally, the "Guarantor") hereby unconditionally guarantees to Landlord (and its successors and assigns) the full and timely payment of all amounts owed by Tenant (or its successors and assigns) under the Lease, and further hereby unconditionally guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant (or its successors and assigns). Guarantor acknowledges that Guarantor will materially benefit from Landlord entering into the Lease with Tenant. Guarantor hereby covenants and agrees to and with Landlord (and its successors and assigns) if Tenant (or its successors and assigns) should default in the payment of any such rent and any and all other sums and charges payable by Tenant (or its successors and assigns) under the Lease, or if Tenant (or its successors and assigns) should default in the performance and observance of any of the covenants, terms, conditions or agreements contained in the Lease, Guarantor will forthwith pay such rent and other sums and charges, and any arrears thereof, to Landlord (or its successors and assigns) (the “Payment Obligations”), and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and agreements (the “Performance Obligations”), and will forthwith pay to Landlord (or its successors and assigns), all damages, costs and expenses that are recoverable by Landlord pursuant to the terms of the Lease as a result of a default beyond any applicable notice and cure period by Tenant thereunder (the “Default Obligations”; the Payment Obligations, the Performance Obligations and the Default Obligations are collectively the “Obligations”).

This Guaranty is an absolute and unconditional Guaranty of payment and of performance and not a guaranty of collection. It shall be enforceable against Guarantor (and its successors and assigns) without the necessity of any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant (or its successors and assigns) and without the necessity of any notice of nonpayment, nonperformance or nonobservance of any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor (for Guarantor and Guarantor's successors and assigns) hereby expressly waives. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant (or against Tenant's successors and assigns) of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant's obligations under the Lease or otherwise by: (a) the release or discharge of Tenant in any creditor's proceedings, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant's said liability under the Lease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, as amended from time to time, or any other statute, or from the decision in any court; or (c) the rejection or disaffirmance of this Lease in any such proceedings.

This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, expansion, supplement, modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant (or its successors or assigns) or a changed or different use of the Leased Premises, whether or not notice thereof is given to Guarantor; provided, however, that Guarantor shall be released of all of Guarantor’s obligations under this Guaranty if Tenant assigns Tenant’s interest in this Lease and, simultaneously with such assignment, Guarantor delivers to Landlord a guaranty on the same terms and conditions of this Guaranty from a guarantor with a net worth at least equal to or greater than the net worth of Guarantor as of the date of this Guaranty.

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Guarantor expressly waives any and all defenses arising by reason of any amendment, modification, extension or renewal of the Lease, any failure to give notice of default, any failure to pursue potential remedies with due diligence, any failure to resort to other security or other remedies available to Landlord under the Lease, any failure of Landlord to take any action to terminate the Lease, or to take possession of and relet the Leased Premises for Tenant's account, and any and all defenses arising out of the guarantor-principal relationship, and the same shall not operate to release Guarantor from any of its undertakings as set forth herein.

Landlord's consent to any assignment or assignments, and successive assignments by Tenant and Tenant's assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor, except as specifically provided in the Lease.

The assignment by Landlord of the Lease, and/or the avails and proceeds thereof, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor hereunder. The term "Landlord" as used herein shall be deemed to include Landlord's successors and assigns.

All of Landlord's rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. The obligation of Guarantor hereunder shall not be released by Landlord's receipt, application, release or compromise of security or other guarantees given for the performance and observance of covenants and conditions required to be performed and observed by Tenant under Lease, nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant's assets.

Until all the covenants and conditions in the Lease on Tenant's part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts or performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payment or acts or performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

Without limiting any other waivers stated herein, Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under California Civil Code sections 2787 through 2855, 2899, 2953 and 3433.

This Guaranty, and Guarantor's obligations hereunder, shall be governed by and construed under the laws of the State of California, and all obligations of the parties hereto shall be performable in _______________ County, California.

[Signatures appear on the following page]

3

IN WITNESS WHEREOF, Guarantor has executed this Guaranty this ____ day of ______________, _______.

GUARANTOR:

__________________________________

Name: ________________________

Title:_________________________

Address for Notice Purposes:

__________________________________

__________________________________

__________________________________

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EXHIBIT D

FORM OF SNDA

APPENDIX A

“Additional Rent” shall mean all amounts, costs, and expenses (including Tenant’s obligation to pay any Default Rate interest hereunder) which Tenant is required to pay pursuant to the terms of this Lease, other than Basic Rent.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the immediate family of such Person, and trusts for the benefit of such individual. For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then-existing buildings), expansions (whether or not adjacent to or abutting any then-existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary, it being understood that Alterations shall not include repairs or ordinary maintenance or the replacement of trade fixtures.

“Applicable Laws” shall mean all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises). Applicable Laws shall include Environmental Laws.

“Basic Rent” shall mean the amounts set forth on Exhibit B annexed to this Lease.

“Basic Rent Payment Dates” shall mean the Commencement Date and the first Business Day of each month thereafter during the Term.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in the State of California are required or are authorized to be closed.

“Casualty Threshold Amount” shall mean $200,000 in each instance.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.

“Claims” shall mean Liens (including, without limitation, Lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation and enforcement) of any kind and nature whatsoever.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commencement Date” shall mean the date of this Lease.

“Condemnation” shall mean a Taking and/or a Requisition.

“Default Rate” shall mean the lesser of (i) the greater of (a) 12% per annum or (b) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two percent (2%) per annum, or (ii) the highest rate permissible at law.

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises or the operations thereon or use thereof and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.

“Equipment” shall mean, collectively, the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under Applicable Law, together with all additions and accessions thereto, substitutions therefor and replacements thereof, excepting therefrom the Trade Fixtures.

“Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make: (x) any payment of Basic Rent when due and payable and the continuance of such failure for three (3) Business Days after Tenant’s receipt of written notice thereof from Landlord, provided that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law, or (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of ten (10) days after Tenant’s receipt of written notice thereof from Landlord; provided that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and, in any such case, such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord or a Lender to Tenant (provided that any such notice delivered by Landlord shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law), or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed 120 days), provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) voluntarily file a general assignment for the benefit of creditors or (E) be the subject of an involuntary case or proceeding against Tenant of the nature referred to in the foregoing subclauses of this clause (iii) which remains undismissed for more than one hundred eighty (180) days; (iv) a court shall enter an order, judgment or decree appointing a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State or otherwise entering an order for relief in any such proceeding, and such order, judgment or decree shall remain in force, undischarged or unstayed, one hundred eighty (180) days after it is entered; (v) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; or (vi) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within one hundred eighty (180) days after such levy or attachment.

“Expiration Date” shall mean [the date which is ________ calendar years following the Commencement Date].

“Facility” shall mean a financial institution branch, operations center or commercial or retail office.

“GAAP” shall mean generally accepted accounting principles, uniformly applied, as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi-governmental authority (or private entity in lieu thereof).

“Guaranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code, to the extent assignable pursuant to their terms and such assignment is not prohibited by laws..

“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes or any similar federal or state statutes relating to the environment, human health or natural resources; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

“Imposition” or “Impositions” shall mean, collectively, all Taxes of every kind and nature on or with respect to the Leased Premises, or the use, lease, ownership or operation thereof; all charges, fees, expenses and/or taxes for or under any Permitted Encumbrance or Record Agreement or other agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises, if any; all common area maintenance fees, if any, applicable to the Leased Premises, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a governmental or quasi-governmental authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto, provided that the term “Impositions” shall exclude any federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord to any Person, (B) franchise, capital stock, gross income taxes that are in the nature of franchise or capital stock taxes or similar taxes, if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, or (E) Tax that would not have been imposed but for the failure of an Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to such Indemnitee and for which Tenant is not responsible under this Lease, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax.

“Improvements” shall mean, collectively, the buildings, structures and other improvements on the Land.

“Indemnitee” shall mean Landlord, each Lender, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.

“Initial Term” shall mean the period of time commencing on the Commencement Date and terminating on the Expiration Date.

“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.

“Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.

“Land” shall mean the lot(s) or parcel(s) of land described in Exhibit A attached to this Lease and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining.

“Landlord” is defined in Section 25(b).

“Leased Premises” shall mean, collectively, the Land, the Improvements and the Equipment, together with any and all other property and interest in property conveyed to Landlord pursuant to the deeds, bills of sale or other documents executed in connection with the purchase of the Land by Landlord or the construction of the Improvements.

“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the Americans with Disabilities Act) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as specifically required by the provisions of this Lease.

“Lender” or “Lenders” shall mean, collectively, the Trustee and each financial institution or other Person that makes a Loan to Landlord, secured, directly or indirectly, by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and a Note, or an interest therein, as a result of an assignment thereof or otherwise.

“Lien” or “Liens” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

“Loan” shall mean a loan made by a Lender to Landlord secured by a Mortgage and evidenced by a Note.

“Make-Whole Premium” means any make-whole premium, prepayment amount, termination fee or similar amount or charge payable by Landlord in connection with the early payment, in whole or in part, of any Note.

“Mortgage” shall mean a first priority mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to secure the repayment of a Loan.

“Net Award” shall mean the entire award payable to Landlord or the Trustee by reason of a Condemnation, less any reasonable expenses incurred by Landlord or the Trustee in collecting such award.

“Net Proceeds” shall mean the entire proceeds of any insurance required under clause (i), (iv), or (vi) of Paragraph 14(a) of this Lease, less any actual and reasonable expenses incurred by Tenant, Landlord or Trustee in collecting such proceeds.

“Note” or “Notes” shall mean a promissory note or notes executed from Landlord to a Lender, which note or notes is secured by a Mortgage.

“Parent” shall mean Plumas Bancorp.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, Liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of Landlord’s acquisition thereof and described on Schedule hereto.

“Permitted Successor” shall mean a successor depository institution to Tenant by merger, consolidation or acquisition of all or substantially all of the assets or stock of Tenant PROVIDED that such successor has obtained all appropriate regulatory approvals with respect to such merger, consolidation or acquisition.

“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.

“Prime Rate” shall mean the prime rate of interest published in The Wall Street Journal or its successor, from time to time.

“Record Agreement” shall mean an easement agreement, restrictive covenant, declaration, right-of-way or any other agreement or document of record affecting the Leased Premises as of the date of this Lease.

“Release” shall mean the release or the threatened release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, escaping, emptying, placement and the like.

“Renewal Rental Rate” shall mean the Basic Rent payable for each month during a Renewal Term, which shall be the Basic Rent during the last year of the Initial Term, increased by two percent (2%) per annum for each year during the Renewal Term.

“Renewal Term” shall mean a fifteen (15) year Term immediately following the expiration of the Initial Term.

“Replaced Equipment” shall mean Equipment that has been replaced by Tenant with Replacement Equipment.

“Replacement Equipment” shall mean operational equipment or other parts used by Tenant to replace any of the Equipment.

“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15.

“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.

“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant’s Insurance Payment.

“SEC” means the Securities and Exchange Commission.

“State” shall mean the State or Commonwealth in which the Leased Premises is situated.

“Structural Alteration” shall mean an Alteration that (i) will result in a change in the footprint of the Improvements, (ii) involves the addition of one or more floors to the Improvements, (iii) materially affects the structural elements or any exterior walls of the Improvements, (iv) decreases the rentable square footage of the Leased Premises other than to a de minimis extent or (v) materially affects the proper functioning and/or capacity of the building systems in the Improvements.

“Taking” shall mean any taking of the Leased Premises, or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

“Tax” or “Taxes” shall mean the following present and future taxes, including income (gross or net), gross or net receipts, sales, use, leasing, value added, franchise, doing business, transfer, capital, property (tangible or intangible), ad valorem, municipal assessments, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority. Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so), including reasonable attorneys’ fees and costs incident thereto. Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on the Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes. “Taxes” shall include, without limitation, any amounts attributable to any “Proposition 13” reassessment or other reassessment of the Land and Improvements; . provided that the term “Tax” shall exclude any federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord to any Person, (B) franchise, capital stock, gross income taxes that are in the nature of franchise or capital stock taxes or similar taxes, if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, or (E) Tax that would not have been imposed but for the failure of an Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to such Indemnitee and for which Tenant is not responsible under this Lease, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax.

“Tax Indemnitee” shall mean Landlord, each Lender, and each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.

“Tenant” shall mean [_______________].

“Tenant’s Award” shall mean, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, (i) any award or payment (in connection with a Condemnation) for Tenant’s leasehold interest hereunder to the extent that such leasehold interest will be valued by the condemnor separately from, and without diminishing, the value of the fee interest in the Leased Premises, (ii) relocation assistance available to Tenant under federal or state law including, but not limited to, on account of Trade Fixtures, Tenant’s moving expenses and Tenant’s out-of-pocket expenses incidental to the move, if available and (iii) any award or payment on account of the Trade Fixtures.

“Tenant’s Insurance Payment” shall mean, in the event of damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Paragraph 14(a)(i), (iv) or (vi) had such insurance program been in effect.

“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord of Tenant’s intention to terminate this Lease in accordance with Paragraph 13 or 14 of this Lease, which notice shall set forth the Termination Date.

“Term” shall mean the Initial Term, together with the Renewal Term.

“Termination Date” shall mean the date for the termination of this Lease pursuant to Tenant’s Termination Notice, which date shall occur no sooner than thirty (30) days after the date of such Tenant’s Termination Notice.

“Threshold Amount” shall mean $50,000.00.

“Trade Fixtures” shall mean all furniture, fixtures, equipment and other items of personal property (whether or not attached to the Improvements) that are owned by Tenant and used in connection with the operation of the business conducted on the Leased Premises, that are not necessary for the operation of the Leased Premises and that have not been financed or funded by Landlord.

“Trustee” shall mean [__________________] and any other trustee for the benefit of any third-party lender providing financing to Landlord (as opposed to Seller financing) in connection with the Leased Premises, and any successor thereto. If no Notes are outstanding as of any date of determination, or in the event that Landlord has obtained seller-financing, each reference to the Trustee in this Lease shall be inapplicable, and any payments to be made, or notices to be given, to the Trustee shall be paid or given, as the case may be, to Landlord.